Exhibit 15.2

April 30, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of JinkoSolar Holding Co., Ltd’s Annual Report on Form 20-F for the year ended December 31, 2012 and are in agreement with the statements contained in paragraph (a) (2) and in the first, second, third, fourth and sixth paragraphs of (b) (1) on page 104 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China